Exhibit (a)(1)(J)

Astellas Extends Tender Offer to Acquire All Outstanding

Shares of Ocata Therapeutics

Tokyo and Massachusetts, December 18, 2015 - Astellas Pharma Inc. (TSE: 4503, President and CEO: Yoshihiko Hatanaka, “Astellas”) and Ocata Therapeutics, Inc. (NASDAQ: OCAT, President and CEO: Paul Wotton, “Ocata”) today announced that Astellas has extended, through its indirect wholly-owned subsidiary Laurel Acquisition Inc. (“Laurel”), the offering period of the tender offer to purchase all issued and outstanding shares of common stock of Ocata (“Shares”) for a price of US$8.50 per Share, net to the holder in cash (“Tender Offer”). The Tender Offer, which was previously scheduled to expire at 12:00 midnight, U.S. Eastern Time, at the end of the day on December 17, 2015, has been extended until 5:00 pm, U.S. Eastern Time, on January 21, 2016, unless further extended. The extension of the Tender Offer will allow Ocata’s stockholders more time to tender their Shares into the Tender Offer.

In connection with the extension of the expiration of the Tender Offer, Astellas, Ocata and Laurel entered into an amendment to the Merger Agreement dated November 10, 2015, to modify one of the conditions to the Tender Offer, so that Astellas is not obligated to purchase any tendered Shares in the Tender Offer unless there has been validly tendered to Laurel in the Tender Offer, and not validly withdrawn before the expiration of the Tender Offer, a number of Shares that, when counted together with Shares, if any, owned by Astellas and its affiliates, equals at least a majority of the Shares issued and outstanding at the expiration of the Tender Offer. Other terms and conditions of the Tender Offer shall remain unchanged during the extended offering period.

“We believe Astellas’ proposed offer remains attractive to Ocata’s shareholders,” commented Yoshihiko Hatanaka, President and CEO, Astellas. “We continue to be very excited about the combination of our two companies and we are looking forward to a successful closing.”

About Astellas

Astellas Pharma Inc., based in Tokyo, Japan, is a company dedicated to improving the health of people around the world through the provision of innovative and reliable pharmaceutical products. We focus on Urology, Oncology, Immunology, Nephrology and Neuroscience as prioritized therapeutic areas while advancing new therapeutic areas and discovery research leveraging new technologies/modalities. We are also creating new value by combining internal capabilities and external expertise in the medical/healthcare business. Astellas is on the forefront of healthcare change to turn innovative science into value for patients. For more information, please visit our website at www.astellas.com/en.

About Ocata

Ocata Therapeutics, Inc. is a clinical stage biotechnology company focused on the development and commercialization of new therapies in the field of regenerative medicine. Ocata’s most advanced products are in clinical trials for the treatment of Stargardt’s macular degeneration, dry age-related macular degeneration, and myopic macular degeneration. Ocata’s intellectual property portfolio includes pluripotent stem cell platforms – hESC and induced pluripotent stem cell (iPSC) – and other cell therapy research programs. For more information on Ocata, please visit www.ocata.com.

Cautionary Statement Regarding Forward-Looking Statements

Any statements made in this communication that are not statements of historical fact, including statements about the expected timetable for completing the transaction and Astellas’ and Ocata’s beliefs and expectations and statements about Astellas’ proposed acquisition of Ocata, including the timing of and closing conditions to the acquisition, and the potential effects of the acquisition on both Astellas and Ocata are forward-looking statements that are based on management’s beliefs, certain assumptions and current expectations and should be evaluated as such. These statements may be identified by their use of forward-looking terminology such as the words “expects,” “projects,” “anticipates,” “intends” and other similar words. Forward-looking statements include statements that may relate to Astellas’ or Ocata’s plans, objectives, strategies, goals, future events, future revenues or performance, and other information that is not historical information. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, general economic, business and market conditions and the satisfaction of the conditions to closing of the proposed transaction. For a more complete discussion of certain of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements with respect to Ocata, see the discussion of risks and uncertainties in Ocata’s annual report on Form 10-K for the fiscal year ended December 31, 2014, its most recent Quarterly Report on Form 10-Q, and other SEC filings. The forward-looking statements contained in this news release are made as of the date hereof, and neither Astellas nor Ocata undertakes any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

Important Additional Information

This communication is provided for informational purposes only. No statement in this document is an offer to purchase or a solicitation of an offer to sell securities. Any offers to purchase or solicitation of offers to sell will be made only pursuant to the Tender Offer Statement on Schedule TO (including the Offer to Purchase, the Letter of Transmittal and other documents relating to the Offer) that Astellas and Laurel, an indirect wholly-owned subsidiary of Astellas, filed with the Securities and Exchange Commission (the “SEC”) on November 19, 2015. In addition, Ocata filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Tender Offer on November 19, 2015. THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY OCATA’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Such documents have been made available to Ocata’s stockholders at no expense to them. In addition, you may obtain copies of these documents (and all other Offer documents filed with the SEC) at no charge on the SEC’s website: www.sec.gov.

OCATA’S STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT OFFER DOCUMENTS FILED WITH THE SEC BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

Contacts:

Astellas Pharma Inc.

Corporate Communications

TEL: 03-3244-3201 FAX: 03-5201-7473

http://www.astellas.com/en

U.S Media Contact

Marjorie Moeling

TEL: 224-205-5205 MOBILE: 847-682-7471

Marjorie.moeling@astellas.com

Ocata Therapeutics, Inc.

Investors:

Westwicke Partners

John Woolford, 443-213-0506

john.woolford@westwicke.com

or

Press:

Russo Partners

David Schull, 858-717-2310

david.schull@russopartnersllc.com

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